Exhibit 10.7

                                   AMENDMENT TO AVON PRODUCTS, INC.
                                       BENEFIT RESTORATION PLAN*
                                  (Effective as of December 5, 2001)

                    Section 3.1 is hereby amended by changing the first sentence thereof as follows:

                   The annual amount of Supplemental Benefit payable with respect to a Member,expressed as a single life annuity, shall be equal to:


                        (a) the amount of the Retirement Allowance that would be payable in theform of a single life annuity if (i) the limitations of Code Section 415 were not applicable, (ii) the annual compensation limitations under Code Section 401(a)(17) were not applicable, [and] (iii) the definition of compensation under the Retirement Plan included compensation electively deferred by the Member for the plan year (as defined in the Retirement Plan) to a deferred compensation plan or program maintained by the Company, and (iv) the definition of compensation under the Retirement Plan included the amount of the award for 2001 and later years under the Avon Products, Inc. Management Incentive Plan that is paid in the form of restricted stock or stock options, but not in excess of the amount determined to be the base award for the year under the Avon Products, Inc. Management Incentive Plan plus any premium for superior performance, disregarding any enhancement provided as a result of payment in the form of restricted stock or stock options rather than cash; less


                        (b) the Retirement Allowance that is actually payable to the Member.


                                      AVON PRODUCTS, INC.


Date:  December 5, 2001              By /s/ Andrea Jung

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